Exhibit 10.1
Effective 1 November 2006
TEEKAY SHIPPING CORPORATION
and
TEEKAY LNG PARTNERS L.P.

AGREEMENT

relating to the sale and purchase of
the entire ownership interest of Teekay Shipping Corporation in the RasGas 3 project and Tangguh project

     (B)
THIS AGREEMENT is made effective as of the first day of November 2006 (the “Effective Date”).
BETWEEN:
(1)	Teekay Shipping Corporation, a Marshall Islands company having a principal office at Bayside House, Bayside Executive Park, West Bay Street & Blake Road, P.O. Box AP-59212, Nassau, Bahamas (the “Vendor”); and
(2)	Teekay LNG Partners L.P., a Marshall Islands limited partnership having a principal office at Bayside House, Bayside Executive Park, West Bay Street & Blake Road, P.O. Box AP-59212, Nassau, Bahamas or its nominee Teekay LNG Operating L.L.C. (the “Purchaser”)
WHEREAS:
(A)	The Vendor has developed, and has entered into construction, charter and other contracts related to, the following two projects:
•	A 40% interest in four LNG carriers and related 25-year, fixed-rate time charters to service a project in Qatar, with Ras Laffan Liquefied Natural Gas Co. Limited (3) as the customer and Samsung Heavy Industries Co. Ltd. constructing the vessels (the “RasGas 3 Project”); and

•	A 70% interest in two LNG carriers and related 20-year, fixed-rate time charters to service a project in Indonesia, with The Tangguh Production Sharing Contractors as the customer and Hyundai Heavy Industries Co. Ltd. constructing the vessels (the “Tangguh Project”).
(B)	The Vendor is obligated to offer the Purchaser its interest in the RasGas 3 Project and the Tangguh Project pursuant to an Amended and Restated Omnibus Agreement, dated as of December 13, 2006 and as it may be amended from time to time (the “Omnibus Agreement”), at a time in the future.
(C)	The Purchaser and the Vendor have agreed to the sale by the Vendor of the Vendor’s interest in the RasGas 3 Project and the Tangguh Project to the Purchaser, and the entry into commercially reasonable detailed agreements for such purchase and sale; however, the Purchaser and the Vendor desire to now memorialize such agreement.
IT IS AGREED as follows:
1	AGREEMENT FOR SALE

1.1	Purchase and sale of interests in the RasGas 3 Project and the Tangguh Project. The Vendor shall sell its interests in the RasGas 3 Project and the Tangguh Project to the Purchaser for the purchase price set forth in Section 1.2. Each of the Purchaser and the Vendor shall enter into mutually agreed upon, arms’ length documentation for such sale, such documentation to include commercially reasonable representations, warranties and indemnities and other terms. The sale shall be concluded in accordance with the terms of such documentation, which shall provide that the Purchaser shall be under no obligation to purchase a vessel (and related charter) unless the charter for the vessel has commenced.

1.2	Purchase price. The purchase price for each project (i.e., the vessel and related charter) shall be determined in accordance with the Omnibus Agreement (i.e., “Fully-Built-up Cost”), plus the Purchaser shall pay an additional $1.0 million to Vendor for each vessel to compensate the Vendor for risks associated with the charter not commencing when scheduled or a project termination. In addition, the Purchaser shall pay a success fee to the Vendor in the amount of $3.5 million, such fee payable ratably at the time the Purchaser pays the purchase price for the applicable vessels.

1.3	Absolute title to interests. The Vendor shall take all steps within its power and control to procure that the Purchaser will duly obtain title to the Vendor’s entire legal and beneficial interest in the RasGas 3 Project and the Tangguh Project.

1.4	Omnibus Agreement controls. Except as otherwise set forth in this Agreement and to the extent applicable, the parties agree that the terms of the Omnibus Agreement control the purchase and sale RasGas 3 Project and the Tangguh Project (which, for avoidance of doubt, includes entering into detailed documentation with commercially reasonable terms).

1.5	Consents obtained. Each party hereto has obtained all necessary consents and approvals for the entry into this Agreement.

2	GOVERNING LAW AND JURISDICTION

2.1	English law. This Agreement is governed by, and shall be construed in accordance with, English law.

2.2	Arbitration.

(a)	Any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 and any statutory re-enactment or modification thereof before a sole arbitrator agreed by the parties or failing agreement within 7 days of receipt by one party of a notice (the “First Notice”) from the other proposing an arbitrator, a tribunal of three arbitrators comprising:
(i)	the arbitrator proposed in the First Notice;

(ii)	an arbitrator appointed by the party that received the First Notice; and

(iii)	an arbitrator, who shall be the chairman, appointed by the two arbitrators referred to in (i) and (ii) above.
If the party receiving the First Notice does not within 14 days of receipt thereof notify the other party of its appointed arbitrator, the arbitrator referred to in (i) above shall be deemed appointed as sole arbitrator.

(b)	Once appointed in relation to a dispute, a sole arbitrator or tribunal shall resolve all other disputes between the parties in relation to this Agreement, subject to the availability of the arbitrator(s).
IN WITNESS WHEREOF this Agreement has been executed by or on behalf of the parties as of the day and year written below.

EXECUTED by
TEEKAY SHIPPING CORPORATION

By:	/s/ Arthur Bensler

Name:	Arthur Bensler
Title:	Corporate Secretary
Dated:	14 May 2007

EXECUTED by
BY: TEEKAY LNG PARTNERS L.P.

By:	/s/ Peter Evensen

Name:	Peter Evensen
Title:	CEO, Teekay GP L.L.C.
Dated:	14 May 2007

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